Execution Version

SECURED LINE OF CREDIT AGREEMENT

THIS SECURED LINE OF CREDIT AGREEMENT (this “Agreement”) dated as of the 1st day of February, 2007, between FURSA ALTERNATIVE STRATEGIES, LLC, a Delaware limited liability company, having an address at 200 Park Avenue, 54th floor, New York, New York 10166 (the “Lender”) and CARSUNLIMITED.COM, INC., a Nevada corporation, having an address at 305 Madison Avenue, Suite 4510, New York, New York, 10165 (the “Borrower”).

WHEREAS, the Borrower has requested a line of credit from the Lender which will be a revolving line of credit in the amount of up to $3,000,000.00 (the “Maximum Amount”) in accordance with the terms of this Agreement; and

WHEREAS, the Borrower has agreed to evidence this Agreement and advances made pursuant to this Agreement (each an “Advance”) by delivering a note (the “Note”) dated the date hereof in the form attached as Exhibit A to this Agreement.

NOW, THEREFORE, the Lender and the Borrower do hereby agree as follows:

1. Amount of Borrowing. Subject to the terms and conditions of this Agreement, the Lender shall make available to the Borrower from the date hereof until the date which is 12 months from the date of initial funding pursuant to this Agreement (the “Maturity Date”), as may be extended pursuant to Section 8(a) of this Agreement, a credit facility, which in aggregate will not exceed the Maximum Amount, on a revolving basis. Each Advance under this Agreement shall be in an amount equal to or greater than $100,000. Advances granted pursuant to this Agreement shall be evidenced by the Note.

2. Interest.

(a) Subject to Sections 2(b) and 3 of this Agreement, the Borrower agrees to pay interest on the unpaid principal amount of each Advance under this Agreement from the date of such Advance until payment in full at the Interest Rate per annum defined herein, provided that the entire outstanding principal balance of all Advances, plus interest accrued thereon, is due and payable on the Maturity Date, unless this Agreement is extended pursuant to Section 8(a) of this Agreement. An “Interest Period” shall be one calendar month. The interest rate (the “Interest Rate”) applicable to each Advance drawn down or outstanding during an Interest Period shall be equal to the three month LIBOR rate as published on the first date of such month in the “Money Rates” section of The Wall Street Journal (rounded up or down to the nearest one-sixteenth of one percent) plus 700 basis points (7.0%) as such Interest Rate may be otherwise modified as provided for in this Agreement. Interest shall be computed on a 30/360 day basis. Each change in the Interest Rate under this Agreement shall take effect as of the date of any change in the LIBOR Rate as of the first day of every month.

(b) If the Borrower breaches the Purchase Order Covenant set forth in Section 16(a)(v) of this Agreement, applicable Interest Rate under this Agreement shall increase by 200 basis points (2%).

3. Default Rate. Notwithstanding any contrary provision of this Agreement, the Note or any other document related to this Agreement (the “Loan Documents”), after the occurrence and during the continuance of an Event of Default, and without notice or demand, all principal, interest and other amounts owing under the Loan Documents shall bear interest at a rate per annum equal at all times to the applicable Interest Rate then borne by any Advance, as forth in Section 2(a) or 2(b) of this Agreement, plus four percent (4%) (“Default Rate”).

4. Payment of Interest. Interest on each Advance shall be due and payable in arrears on the first day of each month after the delivery of such Advance until payment in full, provided that the entire outstanding principal balance of all Advances, plus interest accrued thereon, is due and payable on the Maturity Date (as may be extended).

5. Availability. At no time shall the aggregate principal amount outstanding under the Note exceed the Maximum Amount.

6. Drawdowns. By 12:00 p.m., New York City time, two (2) business days prior to the date of any requested future advance hereunder, Borrower shall submit to the Lender a written notification by facsimile transmission as to the principal amount to be drawn. The Lender shall provide the Borrower with the requested Advance within two (2) business days of receipt of such request from the Borrower.

7. Payments. All payments shall be made as provided for in the Note.

8. Repayments.

(a) Notwithstanding anything contained herein to the contrary, all outstanding drawings shall be repaid in full upon the earlier to occur of (a) the Maturity Date, unless, the Maturity Date is extended for an additional 3 months for an extension fee equal to 1.25% of the unpaid principal balance of the Advances or the Maturity Date is further extended in the sole discretion of the Lender, or (b) an Event of Default hereunder.

(b) Drawdowns that are repaid in part or in full will be available for redrawing so long as the total aggregate drawings shall not exceed the Maximum Amount at any one time. The fact that the Borrower has, at any time and from time to time, repaid all outstanding amounts shall not prohibit the Borrower from thereafter drawing down additional amounts pursuant to the terms hereof.

(c) The Borrower may, upon at least 3 business days’ prior written notice to the Lender (effective upon receipt), repay any portion of the unpaid principal balance advanced hereunder together with accrued interest up to and including the date of repayment; provided, however, no such prepayment may be in an amount of less than $100,000.

(d) Subject to Sections 9 and 10 of this Agreement, each payment, repayment or prepayment, as applicable, of principal and interest on the Advances, and each payment on account of any other fees, charges or other amounts payable under this Agreement or under the Note shall be paid by the Borrower without set-off or counterclaim to (i) the Lender, if by mail at its office located at 200 Park Avenue, 54th floor, New York, New York 10166, or if by wire transfer to JP Morgan Chase, New York, ABA No. 21000021, for the account of Fursa Alternative Strategies, LLC (formerly known as Mellon HBV Master Global Event Driven Fund LP), Account No. 002093185, Reference: Versadial line of credit, contact person: Pat Brennan or Michael W. Hawthorne or to such other location or accounts as the Lender may specify in writing to the Borrower from time to time, or (ii) Sagamore Hill Capital, LLC, an affiliate of the Lender (“Sagamore”), at its office located at 345 West Sunrise Highway, Freeport, New York, 11520, or if by wire transfer to Citibank, 349 Main Street, Huntington, New York 11743, ABA No. 021000089, for the account of Sagamore Hill Capital, LLC, Account No. 9962338652, Reference: Versadial line of credit, contact person: Gary Kania, or to such other location or accounts as Sagamore may specify in writing to the Borrower from time to time, in Federal or other immediately available funds in lawful money of the United States of America, not later than 12:00 Noon, New York City time, on the date on which any such payment, repayment or prepayment is payable. If any payment hereunder or under the Note becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day; provided, however, that if the date for any payments of interest is extended as provided hereunder or by operation of law or otherwise, interest shall continue to accrue and be payable at the then applicable rate during such extension.

9. Fees.

(a) Borrower shall pay to the Lender on the date of the Lender’s execution of this Agreement, as a condition precedent to the Lender’s obligations hereunder, a non-refundable arrangement fee equal to $90,000, which arrangement fee shall be deemed earned in full by the Lender upon the Lender’s execution of this Agreement, payable as follows:

To the Lender:      $13,333

To Sagamore:         $76,667

(b)  On the Maturity Date (as may be extended) hereof, the Borrower shall pay to the Lender a non-refundable fee equal to 75 basis points (0.75%) on the average monthly undrawn portion of the Maximum Amount, in addition to any accrued but unpaid Interest Payment.

10. Warrants. The Borrower hereby issues to each of the Lender and Sagamore a warrant in the form attached as Exhibit B hereto (collectively, “Warrants”), to purchase that number of shares of the Borrower’s common stock, $0.001 par value per share on terms and conditions set forth in the Warrants.

11. Creation of Security Interest

(a) Payment of, and obligations under, this Agreement and the Note shall be secured by fully perfected first priority liens and security interests in substantially all present and future general intangibles, including copyrights, patents, trademarks, trade secrets and other intellectual property, and all present and future license and other contract rights related thereto, and all tangible real and personal property and assets of the Borrower, including accounts receivable and other rights to payment, inventory, owned and leased real estate, fixtures, machinery and equipment, deposit, securities and commodities accounts, tax refunds and cash exclusive of Permitted Liens, as defined in the convertible promissory notes issued by the Borrower to Mellon U.S. Event Driven Fund, L.P. and Mellon HBV Master Global Event Driven Fund, L.P. (now known as Fursa Alternative Strategies, LLC) dated August 9, 2006 (“Collateral”). All such Collateral shall be free and clear of all liens, claims, and encumbrances other than those in favor of the Lender and the Permitted Liens; provided, however, that the security interest of the Lender created by this Agreement shall be pari-passu with the security interest of the Lender created by the Security Agreement among the Borrower, Mellon U.S. Event Driven Fund, L.P. and Mellon HBV Master Global Event Driven Fund, L.P. (now known as Fursa Alternative Strategies, LLC) dated August 9, 2006. If the Borrower shall acquire a commercial tort claim, the Borrower shall promptly notify the Lender in a writing signed by the Borrower of the general details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender.

(b) The Borrower hereby authorizes the Lender to file financing statements, without notice to the Borrower, with all appropriate jurisdictions to perfect or protect the Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Lender under United States Bankruptcy code.

12. Expenses. All reasonable legal fees and expenses of the Lender, including reasonable attorney fees, incurred in connection with the preparation and enforcement of this Agreement will be paid by the Borrower immediately as they come due.

13. Conditions Precedent to this Agreement. The obligation of the Lender to enter into this Agreement is subject to the condition precedent that all legal matters incident to the transaction contemplated hereby are satisfactory to the Lender and the condition that the Lender shall have received on or before the date hereof the following items in form and substance satisfactory to the Lender and its counsel and that Sagamore has received on or before the date hereof the Warrant issuable to it:

(a) this Agreement, executed and delivered on behalf of Borrower by a duly authorized officer of the Borrower;

(b) the Note;

(c) the Warrants;

(d) the form of the Additional Warrants (as defined below); and

(e) corporate resolutions of the Borrower authorizing the transaction contemplated hereby.

14. Conditions Precedent to all Advances. All Advances hereunder shall be subject to prior receipt by the Lender, in form and substance satisfactory to the Lender and its counsel, of such documents as the Lender may reasonably request and to the conditions precedent that (i) the representations and warranties contained in this Agreement are correct on and as of the date of such Advance as though made on and as of such date, (ii) all of the conditions set forth in Section 13 remaining satisfied, (iii) all of the covenants of the Borrower in Section 16 being met, (iv) the advance requested is equal to or greater than $100,000 and (v) no event has occurred and is continuing or would result from such advance, which constitutes an Event of Default as defined below or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

15. Representations and Warranties. The Borrower represents and warrants to the Lender that:

(a) No other authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other person, corporation or entity is required for the due execution, delivery and performance by the Borrower of this Agreement, the Note and the Warrants;

(b) Borrower has received no written notice that it is not in compliance with all, or is now in default under any agreements to which it is bound and no Event of Default, as defined in Section 16 hereof, has occurred and is continuing or will occur upon the granting of the advances to it;

(c) This Agreement, the Note and the Warrants are each its legal, valid and binding obligations, enforceable in accordance with their respective terms; and the Note and the Warrants are duly issued by the Board of Directors of the Borrower;

(d) The cash flow projections and other documents delivered by the Borrower are complete and fairly and accurately present its financial condition as of such date. To the Borrower’s best knowledge, there has been no material adverse change thereto which might reasonably be expected to materially affect its continued operations from such date to the date hereof, unless otherwise disclosed to the Lender, in writing, on or before the date hereof; and

(e) To the Borrower’s best knowledge, there are no actions or proceedings pending by or against it which might materially affect its continued operations or financial condition before any court or administrative agency and it has no knowledge of any pending, threatened, or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving it which might materially affect its continued operations or financial condition.

16. Covenants.

(a) The Borrower covenants and agrees that it:

(i) shall furnish to the Lender within 5 business days after the end of each month so long as any unpaid principal balance under this Agreement remains outstanding, a 13-week cash flow projection of the Borrower;

(ii) shall appoint a Chief Operating Officer on or prior to April 30, 2007, subject to prior approval by the Lender, which approval shall not be unreasonably withheld;

(iii) [reserved]

(iv) shall not incur any material adverse change in its financial condition which might reasonably be expected to materially affect its continued operations and shall promptly advise the Lender of any such material adverse change and notify the Lender of the institution of any litigation or proceedings against it before any court or administrative agency which might reasonably be expected to materially affect its continued operations. Such advice or notice shall be given to the Lender within 15 business days after it has knowledge of said change or of proceedings and (in the latter case), the amount of contingent liability if such amount is ascertained;

(v) shall obtain (a) a purchase order from a major cosmetic company disclosed to Lender providing for sales of no less than $20,000,000 over a period of 2 years, substantially on the terms and conditions as has been disclosed to the Lender as of the date hereof or (b) such other purchase orders for no less than 17,000,000 units over a two year period with an equivalent gross profit margin (the “Purchase Order Covenant”); provided, that, if the Borrower fails to obtain such purchase order(s) on or prior to March 31, 2007, the applicable Interest Rate for Advances outstanding after such date shall increase by 200 basis points (2%) and the Borrower shall issue to each of the Lender and Sagamore additional warrants (collectively, the “Additional Warrants”) to purchase shares of the Company’s common stock equal to 25% (50% in aggregate - representing in aggregate 48,804,424 shares, among which 24,402,212 shares to the Lender and 24,402,121 shares to Sagamore) of the previously issued Warrants at an initial strike price of $0.055 (i.e., 5.5 cents) per share, subject to adjustment in certain cases as described in the Additional Warrants, in substantially the form attached hereto as Exhibit C;

(vi) shall achieve cumulative net cash flow in/out of no less than 80% of the cash flow projection delivered to the Lender on January 17, 2007 and each monthly cash flow projection delivered by to the Lender thereafter pursuant to paragraph (i) of this Section (excluding the costs of recruiting and retaining the Chief Operating Officer, costs related to the entry into of this Agreement and interest payments pursuant to this Agreement);

(vii) shall not incur any single capital expenditure exceeding $500,000 without prior written consent of the Lender;

(viii) shall act in such a manner so as to maintain the accuracy of the representations and warranties contained herein;

(ix) shall pay, when due, (i) all taxes, assessments and governmental charges imposed upon it or upon any of its properties, and (ii) all material claims or other obligations which could, if unpaid, have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations hereunder, or become a Lien (as hereinafter defined) upon its properties, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower has established adequate reserves with respect thereto;

(x) shall keep proper books of record and account, containing complete and accurate entries of all financial and business transactions relating to the business, operations, properties or condition (financial or otherwise) of the Borrower in conformity with generally accepted accounting principles and all requirements of law;

(xi) shall, subject to the reasonable business judgment of the Borrower, keep its properties in good repair, working order and condition (reasonable wear and tear excepted) and, from time to time, make all needed and proper repairs, renewals, replacements, additions and improvements thereto except where the failure to do so could not individually or in the aggregate have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Borrower or on the abili-ty of the Borrower to perform its obligations hereunder;

(xii) shall promptly notify the Lender in writing of (i) the occurrence of any Default or Event of Default hereunder (beyond the expiration of applicable cure periods and after the satisfaction of any notice requirements), or (ii) any default, or event, condition or occurrence which with notice or lapse of time, or both, would constitute a default by any party thereto under any indenture, mortgage, deed of trust, agreement or other instrument or contractual obligation to which it is a party or by which any of its properties may be bound or affected, or any other event or occurrence which in any such case individually or in the aggregate may reasonably be expected to have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations hereunder;

(xiii) shall not, without the prior written consent of the Lender, incur any Indebtedness in addition to the Indebtedness evidenced hereby, except for the following: (a) indebtedness incurred in the ordinary course of business for items such as equipment purchases and capital leases, (b) any replacement of existing Indebtedness, and (e) any other indebtedness disclosed to the Lender in writing prior to the date hereof.

(b) The following definitions shall be applicable to this Section:

(i) “Indebtedness” shall mean without duplication (a) all obligations of the Borrower for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Borrower evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of the Borrower upon which interest charges are customarily paid, (d) all obligations of the Borrower under conditional sale or other title retention agreements relating to property or assets purchased by the Borrower, (e) all obligations of the Borrower issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Borrower, whether or not the obligations secured thereby have been assumed (only to the extent of the fair market value of such asset if such indebtedness has not been assumed by such person), (g) all guarantees, capital lease obligations and other contingent obligations of the Borrower and (h) all obligations of the Borrower as an account party in respect of letters of credit and Lenderers' acceptances or similar obligations issued in respect of the Borrower.

(ii) “Lien” shall mean any interest in property securing an obligation owed to, a Person other than the owner of such property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale, trust receipt, lease, consignment or bailment for security purposes. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

(iii) “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity, or any government, political subdivision or agency, department or instrumentality thereof.

17. Events of Default.

The occurrence of any of the following events shall be an “Event of Default” hereunder:

(i) failure by the Borrower to pay to the Lender any amounts required to be paid hereunder or under the Note within 5 days of the due date when due and payable; or

(ii) the falsity in any material respect when made of any representation made to the Lender by the Borrower or the occurrence of any event which shall make any such representation untrue or the misrepresentation of any information given to the Lender and such representation shall not have been cured or corrected within 30 days from the date of such representation or occurrence; or

(iii) the breach of any covenant of the Borrower hereunder which shall not have been cured within 30 days from the date of such breach, unless such cure period is extended by the Lender in writing, except that, the cure period for the breach of the covenant with respect to cumulative net cash flow in/out pursuant to Section 16(a)(vi) of this Agreement shall be 2 weeks; or

(iv) the filing by the Borrower of a voluntary petition in Bankruptcy, the failure by the Borrower promptly to forestall or remove any execution, garnishment or attachment of such consequence as may impair his or its ability to fulfill his or its obligations hereunder, the entry of an order for relief under the United States Bankruptcy Code, as the same may from time to time be hereinafter amended, against such Borrower, the filing of a petition proposing the entry of an order for relief against the Borrower under the United States Bankruptcy Code, as the same may from time to time be hereinafter amended, the reorganization, arrangement or readjustment of debts of the Borrower under any present or future Federal Bankruptcy act or any similar Federal or state law in any court and the failure of said petition to be discharged or denied within 45 days after the filing thereof, the Borrower shall admit in writing his or its inability to pay his debts generally as they become due, the appointment of a custodian (including without limitation a receiver or trustee of such Borrower) of all or a substantial part of the property of the Borrower and the failure of such a custodian to be discharged within 45 days after such appointment, the taking by such a custodian of possession of a substantial part of the Borrower’s property and the failure of such taking to be discharged within 45 days thereafter, the Borrower's consent to or acquiescence in such appointment or taking or the assignment by such Borrower for the benefit of his creditors or the entry by the Borrower into an agreement of composition with his creditors; or

(v) the occurrence of an “Event of Default” under any other agreement between the Borrower and the Lender now or hereinafter entered into or granted; or

(vi) any material adverse change in the Borrower’s financial condition which is reasonably likely to materially impair the Borrower’s ability to meet its obligations under this Agreement, including, but not limited to, the making of any and all payments due under the Note.

Upon the occurrence of any Event of Default and at any time thereafter while the same continues the Lender may declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

18. Miscellaneous.

(a) Amendments. This Agreement may be amended but only by an instrument in writing signed by the Lender and the Borrower.

(b) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, provided, however, that, as to the maximum rate of interest which may be charged or collected, if the laws applicable to the Lender permit it to charge or collect a higher rate than the laws of the State of New York, then such law applicable to the Lender shall apply to the Lender under this Agreement.

(c) Adjudication. The Borrower hereby irrevocably consents that any legal action or proceeding against him, or any of its property, arising out of or in any way connected with the Loan Documents may be instituted in any state or United States Federal court located in the State of New York, and the Borrower hereby submits to the jurisdiction of such courts. The foregoing, however, shall not limit the right of the Lender to serve process in any other manner permitted by law or to commence any legal action or proceeding or to obtain execution of judgment in any appropriate jurisdiction.

(d) Jury Waiver. The Borrower and the Lender hereby waive trial by jury in any action, proceeding or counterclaim brought by any of the parties against the other on any matter whatsoever arising out of or in any way connected with this Agreement.

(e) Waiver. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

(f) Assignment and Transfer. The Lender may at any time assign or transfer in whole or in part its interest under this Agreement. The Borrower may not assign or transfer its interest under this Agreement without prior written consent of the Lender, and any such assignment or transfer without the Lender’s prior written consent is void.

(g) Set Off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note, irrespective of whether or not such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

(h) Notices. Any notice under the Loan Documents shall be in writing and shall be personally delivered or sent by overnight delivery (e.g. Federal Express), or by registered or certified mail, postage prepaid at the addresses set forth above in the case of the Borrower to the Attention of Geoffrey Donaldson, with a copy to Beckman, Lieberman & Barandes, LLP, Suite 1313, 116 John Street, New York, NY 10038, Attention: Robert Barandes, Esq., and in the case of the Lender, Attention: Michael W. Hawthorne, together with a copy to Heller Ehrman LLP, 7 Times Square, New York, New York 10036, Attention: Guy Molinari, Esq., or to such other address as shall be designated by either party by notice to the other party; provided, however, that, delivery of a copy shall not be considered delivery of a notice under this Section 18(h). Any notice shall be deemed sufficient if and when sent by overnight delivery, or registered or certified ordinary first class mail or when personally delivered and shall be deemed delivered upon receipt of refusal of delivery.

(i) Severability. If any term contained in this Agreement, the Note or the Warrant shall be invalid, illegal or unenforceable in any respect under any applicable law, the remaining terms hereof shall not in any way be affected or impaired. Anything in this Agreement to the contrary notwithstanding, the obligation of the Borrower to pay interest on the principal amount of the Note shall be subject to the limitation that no payment of such interest shall be required to the extent that receipt of such payment would be contrary to the applicable usury laws.

(j) Headings. The titles of the Section headings of this Agreement are for convenience only and shall not affect the construction of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed originals.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FURSA ALTERNATIVE STRATEGIES, LLC

By:______________________________
Name:
Title:

CARSUNLIMITED.COM, INC.

By:______________________________
Name:
Title:

ONLY AS TO SECTION 18(h)

SAGAMORE HILL CAPITAL, LLC

By:______________________________
Name:
Title:

[Signature Page to Secured Line of Credit]